Exhibit 10.1

EMPLOYMENT TRANSITION AND CONSULTING AGREEMENT

The Employment Transition and Consulting Agreement (the “Agreement”) is made and entered into effective as of September 1, 2022 (the “Effective Date”) by and between Fresh Vine Wine, Inc., a Nevada corporation (the “Company”), and Elliot Savoie (“Executive”) (the Company and Executive are referred to herein individually as a “Party” and collectively as the “Parties”).

WHEREAS, Executive has been an employee of the Company, previously serving as its Chief Financial Officer and Secretary and currently serving as Head of Corporate Development and Ventures, pursuant to an unwritten at-will employment arrangement;

WHEREAS, Executive and the Company desire to provide for continued employment to provide for an orderly transition of Executive’s roles and responsibilities within the Company;

WHEREAS, the Parties also wish to enter into a consulting arrangement upon the termination of Executive’s employment with the Company; and

WHEREAS, Executive wishes to provide services to the Company in exchange for compensation and is willing to grant the Company the benefits of the various covenants contained herein.

Now, Therefore, in consideration of the foregoing facts, the mutual covenants set forth herein and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1. Employment Transition. Except as hereinafter otherwise provided, Executive will remain employed by the Company through November 30, 2022, or such earlier or later date as Executive and the Company shall mutually agree in writing. While employed by the Company, Executive will continue to serve as the Company’s Head of Corporate Development and Ventures. During the term of Executive’s employment pursuant to this Agreement, Executive shall serve the Company faithfully and to the best of his ability and shall devote his full business and professional time, energy, knowledge, skill and diligence to the performance of his duties. Executive shall perform such services and duties in connection with the business and affairs of the Company as are customarily incident to Executive’s position and as may reasonably be assigned or delegated to Executive by the Chief Executive Officer of the Company (“CEO”) and the Company’s Board of Directors (the “Board”), or their designees. Executive shall perform such duties under the direction of, and shall report to, the Chief Executive Officer of the Company (“CEO”), and the Board, and shall comply with the Company’s reasonable policies and procedures. The duties to be performed by Executive hereunder shall be performed primarily at the offices of the Company in the Minneapolis, Minnesota metropolitan area, subject to reasonable travel requirements on behalf of the Company, or such other place as the Company may reasonably designate.

2. Employment Term. The term of Executive’s employment under this Agreement (“Employment Period”) shall commence on the Effective Date and shall terminate on November 30, 2022 (or such earlier or later date as Executive and the Company shall mutually agree in writing), unless sooner terminated pursuant to Section 7 (the “Employment Period”).

3. Compensation During Employment Period.

(a) Salary. During the Employment Period, the Company will pay Executive an annualized base salary (the “Salary”) of One Hundred Thousand Dollars ($100,000) (gross), less applicable income taxes and other legally required withholding and any legally permitted deductions that Executive voluntarily authorizes in writing. The Salary shall be payable in installments in accordance with the Company’s regular payroll practices.

(b) Stock Options. On the Effective Date, the Company will grant to Executive a stock option (the “Option”) to purchase 69,892 shares of the Company’s common stock at a per share exercise price equal to the fair market value of the Company’s common stock on the date of grant. The Option will vest with respect to 3,584 shares on the last calendar day of September, October and November of 2022, and will vest with respect to 6,571 shares on the last calendar day of each month from December 2022 through August 2023. The Option will be governed by the Company’s 2021 Equity Incentive Plan (the “Equity Incentive Plan”) and a stock option agreement that will incorporate the Option-related provisions contained in this subsection, which agreement shall be entered into by Executive as a condition to the grant.

(c) Employee Benefits. During the Employment Period, Executive shall continue be entitled to receive the usual and customary benefits and perquisites which the Company generally provides to its full-time employees under its applicable plans and policies. Executive shall accrue standard paid vacation during the Employment Period in accordance with the Company’s policies in effect from time to time.

(d) Expenses. During the Employment Period, the Company shall reimburse Executive for the reasonable and necessary expenses incurred in connection with the performance of his duties in accordance with the written policies and procedures of the Company governing such expenses, upon presentation of appropriate vouchers for said expenses.

(e) Withholding. The Company shall withhold all applicable federal, state and local taxes and social security and such other amounts as may be required by law from all amounts payable to Executive under this Agreement in respect of services performed during the Employment Period.

4. Consulting Arrangement.

(a) Consulting Period. Except as hereinafter otherwise provided, the Company agrees to engage Executive as a consultant of the Company effective December 1, 2022 (or such earlier or later date as Executive and the Company shall mutually agree in writing), and Executive agrees to render services as a consultant to the Company as of such date on the terms and conditions set forth below. The term of service as a consultant to the Company will continue through August 31, 2023, unless sooner terminated as provided in Section 7 (“Consulting Period”).

(b) Consulting Duties. During the Consulting Period, Executive agrees to be available to provide such consulting services as reasonably requested from time to time by the Company, with a selection of potential services shown in Exhibit A. Executive will use his good faith efforts to perform such services to the best of his abilities.

(c) Consulting Fees. During the Consulting Period, and provided that Executive is not in breach of his obligations under this Agreement, Executive will be paid a $5,000 monthly consulting fee, which will be payable in arrears promptly after the end of each applicable month in the Consulting Period.

(d) Consulting Expenses. Executive will be reimbursed for all reasonable business expenses that he incurs at the request of the Company in performing services for the Company during the Consulting Period, subject to substantiating such expenses in accordance with the Company’s reimbursement policies, and to obtaining the prior approval of the Chief Executive Officer or Chief Financial Officer of the Company.

(e) Independent Contractor Status. Executive will be performing consulting services as an independent contractor during the Consulting Period, and not as an employee or officer of the Company. Executive will be responsible for all taxes and non-reimbursable expenses attributable to the rendition of his consulting services. The consulting arrangement shall not be deemed to constitute a partnership or joint venture between the Company and Executive, nor shall the consulting arrangement be deemed to constitute Executive as an agent of the Company.

5. Additional Agreements.

(a) Company Credit Card. As soon as practicable after the Effective Date, and in any event prior to the expiration of the Employment Period, the Company shall repay all amounts outstanding on the Company’s American Express business credit card account linked to Executive credit (including Executive’s credit card and cards held by any other authorized users) and shall terminate such account.

(b) Outstanding Tax Liability. The Parties acknowledge that Executive owes the Company $101,090.79 in respect of funds that the Company remitted to taxing authorities on Executive’s behalf to satisfy tax withholding obligations resulting from the Company’s issuance of common stock to Executive upon the June 2022 vesting of his restricted stock units. The Parties further acknowledge and agree that Executive shall repay the full amount owed on or prior to March 1, 2024.

(c) Expenses Associated with Certain Legal Proceedings. The Company shall indemnify Executive to the fullest extent permitted by law if Executive becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, either of the pending lawsuits (including any related legal proceedings) against the Company brought by Timothy Michaels and Janelle Anderson (the “Claims”) by reason of (or arising in part out of) the fact that Executive is or was an officer or employee of the Company, or by reason of any action or inaction on the part of Executive while serving in such capacity, against all fees and expenses (including, but not limited to, attorneys’ fees and all other costs, expenses and obligations) incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, to be a witness in or to participate in, such Claims. For clarification purposes, the Company shall not be obligated pursuant to the terms of this Section 5(c) to indemnify Executive with respect to claims initiated or brought voluntarily by Executive against the Company or third parties and not by way of defense. In addition, the Company shall not be liable to make any payment under this Section 5(c) to the extent Executive has otherwise actually received payment (under any insurance policy, provision of the Articles of Incorporation or Bylaws of the Company, or otherwise) of the amounts otherwise indemnifiable hereunder.

6. Representations and Warranties by Executive. Executive hereby represents and warrants to the Company that neither the execution or delivery of this Agreement nor the performance by Executive of Executive’s duties and other obligations hereunder violate or will violate any statute, law, determination or award, or conflict with or constitute a default or breach of any covenant or obligation under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which Executive is a party or by which Executive is bound.

7. Termination of Employment.

(a) In the event of any termination of the employment of Executive or the services of Executive as a consultant, the Company shall pay Executive any unpaid Salary or consulting fees accrued prior to such termination on the Company’s next regular payday. The Company shall also reimburse Executive in accordance with and subject to the requirements of the Company’s expense reimbursement practices for any reasonable and necessary business expenses incurred by Executive on behalf of the Company on or before the date on which his employment or services as a consultant terminates, and reported and properly documented on expense reports.

(b) The Company may terminate the employment of Executive or the services of Executive as a consultant at any time for “Cause.” For purposes of this Agreement, the following events will constitute “Cause”: (i) Executive’s conviction or plea relative to a crime that constitutes a felony (whether or not such conviction is pending appeal); (ii) Executive’s fraudulent conduct or misappropriation by Executive against the Company (including without limitation theft or embezzlement of Company property) or other dishonest act of a reasonably serious nature with respect to the Company or its affairs; (iii) Executive’s habitual intoxication, drug use or chemical substance abuse by any intoxicating or chemical substance, which intoxication, use or abuse adversely affects his ability to perform his duties of employment; (iv) any act or omission by Executive which is injurious in any material respect to the financial condition or business reputation of the Company and which resulted from Executive’s inexcusable misconduct or inexcusable neglect, provided that Executive has been given ten (10) days’ prior written notice identifying such alleged act or omission and the resulting injury, and, if such injury is capable of being cured, Executive fails to cure such failure within ten (10) days after receipt of such written notice; (v) Executive’s breach of any confidentiality, non-solicitation and/or non-competition agreement with the Company to which Executive is a party; (vi) Executive’s violation of a written Company policy that adversely effects the Company in any material respect, provided that Executive has been given ten (10) days’ prior written notice identifying such violation and the resulting adverse effect, and, if such adverse effect is capable of being cured, Executive fails to cure such adverse effect within ten (10) days after receipt of such written notice; (vii) Executive’s continued, repeated or willful failure to perform his reasonable employment duties or comply with reasonable written directives from Company management, provided that Executive has been given ten (10) days’ prior written notice specifying the event(s) giving rise to such failure, and, if such failure is capable of being cured, Executive fails to cure such failure within ten (10) days after receipt of such written notice; or (viii) Executive’s failure to execute and deliver the Release of Claims contemplated by Section 11 of this Agreement, or if Executive rescinds or revokes such Release of Claims within any applicable rescission or revocation period.

8. Confidential Information.

(a) During the course of Executive’s employment with the Company, Executive has learned and will continue to learn of Confidential Information (as defined below), and has developed and will continue to develop Confidential Information on behalf of the Company and its Affiliates. Executive agrees that he will not use or disclose to any third party (except as required by applicable law or for the proper performance of Executive’s regular duties and responsibilities for the Company) any Confidential Information obtained by Executive incident to his employment or any other association with the Company or any of its affiliates (including without limitation as a consultant during the Consulting Period). Executive agrees that this restriction will continue to apply after the expiration or termination of Employment Period and the Consulting Period, regardless of the reason for such termination. For the avoidance of doubt, (i) nothing contained in this Agreement limits, restricts or in any other way affects Executive’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity and (ii) Executive will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (y) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (z) in a complaint or other document filed under seal in a lawsuit or other proceeding; provided, however, that notwithstanding this immunity from liability, Executive may be held liable if he unlawfully accesses trade secrets by unauthorized means.

(b) All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company or its affiliates, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by Executive, shall be the sole and exclusive property of the Company. Executive agrees to safeguard all Documents and to surrender to the Company, at the time Executive’s employment terminates or at such earlier time or times as the Board or its designee may specify, all Documents then in Executive’s possession or control. Executive also agrees to disclose to the Company, at the time Executive’s employment or service as a consultant terminates or at such earlier time or times as the Board or its designee may specify, all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, any information which Executive has password-protected on any computer equipment, network or system of the Company or its affiliates.

(c) For purposes of this Agreement, “Confidential Information” means any and all information of the Company and its affiliates that is not generally available to the public. Confidential Information also includes any information received by the Company or its affiliates from any third party with any understanding, express or implied, that it will not be disclosed. Confidential Information does not include information: (i) that enters the public domain, other than through the Executive’s breach of his obligations under this Agreement or any other agreement between Executive and the Company or its affiliates; (ii) of which Executive was in possession on a non-confidential basis prior to disclosure during employment; (iii) that is rightfully received on a non-confidential basis from a third party that is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation to the Company; (iv) that has been approved for release by authorization of the Company; or (v) that Executive can demonstrate is independently developed by the Executive without reference to Confidential Information.

9. Restricted Activities.

(a) During the Employment Period and the Consulting Period, and for a period of one (1) year from and after the date on which Executive ceases to be employed by the Company or provide services to the Company as a consultant (whichever is later) (the “Restricted Period”), unless Executive receives the Company’s prior written approval, Executive will not, directly or indirectly, whether for his own benefit or that of any other individual, partnership, firm, corporation, or other business organization, engage in any of the following actions (the “Restricted Activities”):

(i) induce, solicit, or attempt to induce or solicit any customer, supplier or other business relation of the Company to (i) cease doing business with the Company, or (ii) do business with any competitor of the Company;

(ii) interfere with the relationship of the Company with any person who is employed by or otherwise engaged to perform services for the Company (including, but not limited to, any consultant or independent sales representatives or organizations), whether for Executive’s own account or for the account of any other individual(s) or entity; or

(iii) engage, own, have an interest, or participate in the financing, operation, management or control of any individual, partnership, firm, corporation, or other business organization whose primary business is the development, production, marketing and/or sale (whether through wholesale, direct-to-consumer or other channels) of wine varietals and brands that are primarily marketed to consumers as embodying a connection to health, wellness and/or an active lifestyle, including without limitation varietals that are marketed as low-calorie, low-carb, and/or low-sugar and that may meet the requirements of gluten-free, vegan and other diets, other than as a passive stockholder with less than three percent (3%) of the outstanding common stock of a publicly traded company.

The foregoing covenant shall cover Executive’s activities in the United States and in any other country or U.S. territory in which the Company does business during the Employment Term.

If Executive violates any of the restrictive covenants in this Section 9, the Restricted Period shall be extended for an additional period equal to the duration of the period of such violation.

(b) Executive agrees not to make negative comments or otherwise disparage the Company or its affiliates or its or their officers, directors, employees, shareholders, agents or products. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including depositions in connection with such proceedings).

10. Intellectual Property.

(a) Executive shall promptly and fully disclose all Intellectual Property to the Company. Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) his full right, title and interest in and to all Intellectual Property. Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company (or as otherwise directed by the Company) and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. Executive will not charge the Company or any of its affiliates for time spent in complying with these obligations. All copyrightable works that Executive creates during his employment shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.

(b) For purposes of this Agreement, “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by Executive (whether alone or with others, whether or not during normal business hours or on or off the premises of the Company or any of its affiliates) during Executive’s employment or provision of consulting services that relate either to the business of the Company or its affiliates or to any prospective activity of the Company or its affiliates or that result from any work performed by Executive for the Company or its affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or its affiliates.

(c) Notwithstanding the foregoing, and pursuant to Minn. Stat. Section 181.78, the Company hereby notifies Executive that Intellectual Property does not include an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Executive’s own time, and (a) which does not relate (i) directly to the business of the Company or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) which does not result from any work performed by Executive for the Company.

11. Release of Claims. Executive acknowledges and agrees that the Company shall have the right to terminate this Agreement for Cause if (i) Executive fails, within thirty (30) days after the expiration of the Employment Period, a written general release in a reasonable and customary form (the “Release of Claims”), pursuant to which Executive releases the Company, to the maximum extent permitted by law, from any and all claims he may have against the Company that relate to or arise out of Executive’s employment or termination of employment, except for claims arising under the Release of Claims, or (ii) Executive rescinds or revokes such Release of Claims within any applicable rescission or revocation period.

12. Miscellaneous.

(a) Amendment. This Agreement may be amended only in a writing signed by both Parties.

(b) Entire Agreement. With the exception of any confidentiality, non-solicitation, non-competition and/or proprietary rights agreement with the Company to which Executive is or may become a party, this Agreement sets forth the Parties’ final and entire agreement with respect to their respective subject matters and supersede any and all prior understandings and agreements.

(c) Binding Agreement. This Agreement shall be binding upon Executive and the Company and their respective successors, assigns, heirs, executors and beneficiaries; provided, however, that Executive acknowledges that his services are unique and personal and, accordingly, understands and agrees that he shall not be entitled to assign his rights or delegate his duties under this Agreement.

(d) Rules of Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

(e) Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered or sent by reputable overnight courier service (charges prepaid), or sent by registered or certified U.S. Mail (postage prepaid), or delivered by email, to the recipient at the address below indicated:

If to the Company, to:	Fresh Vine Wine, Inc.
505 Hwy 169, Ste. 255
Plymouth, MN 55441
Attention: Chief Executive Officer

If to Executive, to:	Executive’s address as shown in the records of the Company;

or such other address or to the attention of such other person as the recipient Party will have specified by prior written notice to the sending Party. Any notice under this Agreement will be deemed to have been given upon the earlier of (a) actual receipt, or (b)(i) one business day after the business day of deposit with a nationally recognized overnight courier service for next day delivery, freight prepaid, or (ii) three business days after deposit with the United States Post Office for delivery by registered or certified mail, postage prepaid.

(f) Waiver of Breach. Any waiver by either Party of compliance with any provision of this Agreement by the other Party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such Party of a provision of this Agreement.

(g) Section 409A. The intent of the Parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith or exempt therefrom. For purposes of Section 409A, the phrase “termination of employment” (or other words to that effect), as used in this Agreement, shall be interpreted to mean “separation from service” as defined under Section 409A. To the maximum extent permitted under Section 409A, the cash severance and other benefits payable under this Agreement are intended to meet the requirements of the short-term deferral exemption under Section 409A and the “separation pay exception” under Treas. Reg. §1.409A-1(b)(9)(iii). For purposes of the application of Treas. Reg. § 1.409A-l(b)(4)(or any successor provision), each payment in a series of payments to Executive will be deemed a separate payment. To the extent any cash payment or continuing benefit payable upon Executive’s termination of employment is nonqualified deferred compensation subject to Section 409A, then, only to the extent required by Section 409A, such payment or continuing benefit shall not commence until the date which is six (6) months after the date of separation from service, and any previously scheduled payments shall be made in a lump sum (without interest) on that date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

(h) Further Assurances. Each Party shall, without further consideration, execute such additional documents as may be reasonably required in order to carry out the purpose and intent of this Agreement.

(i) Severability. If any one or more of the provisions (or portions thereof) of this Agreement shall for any reason be held by a final determination of a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions (or portions of the provisions) of this Agreement, and the invalid, illegal or unenforceable provisions shall be deemed replaced by a provision that is valid, legal and enforceable and that comes closest to expressing the intention of the Parties hereto.

(j) Choice of Law and Venue. The Company and Executive entered into this Agreement in the State of Minnesota. This Agreement shall be construed, enforced, and interpreted in accordance with and governed by the laws of the State of Minnesota, exclusive of its conflict of law provisions. With respect to any controversy or claim arising out of this Agreement, the Company and Executive consent to the exclusive venue and jurisdiction in the District Court of Hennepin County, State of Minnesota and to service of process under Minnesota law in any action arising from the construction, interpretation, or enforcement of this Agreement.

(k) Survival of Provisions. Notwithstanding any other provision of this Agreement, the Parties’ respective rights and obligations under Sections5, 8, 9, 10 and 11 hereof, and any confidentiality, non-solicitation, non-competition and/or proprietary rights agreements with the Company to which Executive is or may become a party, will survive any termination or expiration of this Agreement or the termination of Executive’s employment or provision of consulting services for any reason whatsoever.

(l) Remedies. Executive acknowledges that a violation of Section 8, 9 and/or 10 of this Agreement may cause irreparable harm to the Company, and that a remedy at law for any such violation would be inadequate. Thus, in addition to any other relief afforded by law, including damages sustained by a breach of this Agreement, and without any necessity of proof of actual damage, the Company will have the right to enforce Sections 8, 9 and 10 of this Agreement by specific enforcement, which will include, among other things, temporary and permanent injunctions to stop or prevent the breach, threatened breach, or anticipated breach of this Agreement, it being the understanding of the Parties that both damages and injunctions will be proper modes of relief and are not to be considered as alternative remedies. All current and future subsidiaries and other affiliates of the Company are intended third party beneficiaries of the Company’s rights under this Agreement. The Company will also be entitled to recover from Executive its attorney’s fees and costs in any action for breach, anticipated breach, or threatened breach of this Agreement in which the Company substantially prevails.

(m) Arbitration. If the Parties should have a dispute arising out of, or relating to, this Agreement or the Parties’ respective rights and duties hereunder, other than a violation or alleged violation by Executive of Section 8, 9 and/or 10 of this Agreement, then the Parties will resolve such dispute in the following manner: (i) any Party may at any time deliver to the others a written dispute notice setting forth a brief description of the issue for which such notice initiates the dispute resolution mechanism contemplated by this Section 12(m); (ii) during the 30-day period following the delivery of the notice described in this Section 12(m) above, the Parties will refer the issue (to the exclusion of a court of law) to final and binding arbitration in Minnesota in accordance with the then existing rules (the “Rules”) of the American Arbitration Association (“AAA”), and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof; provided, that the law applicable to any controversy shall be the laws of the state of Minnesota, regardless of principles of conflicts of laws. In any arbitration pursuant to this Agreement, (1) discovery shall be allowed and governed by the Rules, and (2) the award or decision shall be rendered by a single arbitrator who shall be appointed by mutual agreement of the Company and Executive. In the event of failure of the Parties subject to the dispute to agree within 30 days after the commencement of the arbitration proceeding upon the appointment of the single arbitrator, the single arbitrator shall be appointed by the AAA in accordance with the Rules. Upon the completion of the selection of the single arbitrator, an award or decision shall be rendered within no more than 30 days. Failure of the arbitrator to meet the time limits of this subsection will not be a basis for challenging the award. The arbitrator will not have the authority to award punitive damages to either Party. Each Party will bear its own expenses, but the Parties will share equally the expenses of the arbitrator. The arbitrator may elect to award attorneys’ fees and other related costs payable by the losing Party to the successful Party. This Agreement will be enforceable, and any arbitration award will be final and non-appealable, and judgment thereon may be entered in any court of competent jurisdiction.

THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, THE RELATED DOCUMENTS OR THE RELATIONSHIP ESTABLISHED UNDER THIS AGREEMENT.

(n) Employment Not Guaranteed. Neither this Agreement nor any action taken hereunder shall be deemed to give Executive the right to be retained as an employee of the Company except as otherwise expressly provided in this Agreement.

(o) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same agreement.

Signature page follows.

In Witness Whereof, the Parties have executed the Employment Transition and Consulting Agreement effective as of the Effective Date written above.

THE COMPANY:

FRESH VINE WINE, INC.

By:	/s/ Rick Nechio
Name:	Rick Nechio
Title:	Chief Executive Officer

EXECUTIVE:

/s/ Elliot Savoie
Elliot Savoie

EXHIBIT A

Consulting SERVICES

I. Transition Period

Onboard Interim CFO and Secretary in order to transition necessary knowledge and enable seamless leadership transition

a)	Support Onboarding of Interim CFO and Secretary
i)	Transition system access
ii)	Transfer intellectual property to secure and accessible location
iii)	Educate and provide context on confidential or role-specific matters
iv)	Provide general support in an effort to promote business continuity

II. Ongoing Maintenance

Support ongoing and recurring business activities

a)	Continued implementation and enforcement of controls and approvals
b)	Development and periodic review of financial forecast and budget model
c)	Support and review SEC filings prior to submission, including:
i)	Annual SEC Form 10-K filings
ii)	Quarterly SEC Form 10-Q filings
iii)	SEC Form 8-K filings, as needed
d)	Support monthly and quarterly financial close processes
e)	Transition all vendor and customer contacts to appropriate full-time employee

III. Special Projects

Description

a)	Support efforts to raise additional capital through debt or equity financing
b)	Review, evaluate, and advise on formation of potential partnerships or strategic vendor relationships
c)	Other special projects, as deemed necessary and appropriate by Board Chairman